Exhibit 99.1

iRhythm Technologies Announces Second Quarter 2021 Financial Results

SAN FRANCISCO, August 5, 2021 -- iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care solutions company focused on the advancement of cardiac care, today reported financial results for the three months ended June 30, 2021.

Second Quarter 2021 Financial Highlights

•Revenue was $81.3 million, a 59.8% increase compared to second quarter 2020
•Gross margin was 68.0%, a 1.6% decrease compared to second quarter 2020
•Adjusted EBITDA (defined as EBITDA less stock compensation) was negative $4.6 million
•Cash and Short-Term Investments were $255.7 million as of June 30, 2021, a $6.6 million decrease from March 31, 2021

“Our second quarter results reflected continued strong demand for our Zio platform, as well as solid execution on our operating goals. We were pleased to see growth in both total revenues and unit volumes in the quarter, with Zio AT surpassing 10% of our total revenue for the first time,” said Doug Devine, iRhythm Interim CEO and CFO. “We also made significant advancements to our technology platform in the second quarter with two new 510k clearances that demonstrate our continued commitment to innovation. We are pursuing many opportunities to leverage our technology platform to drive growth and value creation, including through new products such as Zio AT, new indications such as Silent AF, and international expansion. I remain incredibly excited about the future of iRhythm.”

Second Quarter Financial Results
Revenue for the three months ended June 30, 2021 increased 59.8% to $81.3 million, from $50.9 million during the same period in 2020. The increase was primarily driven by a mix of volume growth, improvements in collections performance with some contracted and non-contracted payors, and some favorable pricing adjustments for Zio AT.

Gross profit for the second quarter of 2021 was $55.3 million, up from $35.4 million during the same period in 2020, while gross margins were 68.0%, down from 69.6% during the same period in 2020. The decrease in gross margin was primarily due to a decrease in Zio XT Medicare reimbursement rates, higher overtime costs related to capacity shortfalls offset by volume benefits.

Operating expenses for the second quarter of 2021 were $72.3 million, compared to $55.6 million for the same period in 2020. The increase in operating expenses was primarily due to increases in Stock Based Compensation and payroll offset by decrease in Verily milestone expense.

Net loss for the second quarter of 2021 was $17.4 million, or a loss of $0.59 per share, compared with net loss of $20.4 million, or a loss of $0.75 per share, for the same period in 2020.

Exhibit 99.1

Financial Guidance
For the full year 2021, the company expects revenue to range from $320 million to $325 million, representing year over year growth of 21% to 23%. Revenue guidance for the year does not assume any changes to Medicare reimbursement and as disclosed previously discussions with Novitas and the other Medicare Administrative Contractors (MACs) remain ongoing.

Webcast and Conference Call Information
iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT/ 4:30 p.m. ET. Investors interested in listening to the conference call may do so by accessing the live and archived webcast of the event available on the “Investors” section of the company’s website at: www.irhythmtech.com.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements relating to reimbursement rates and coverage, market expansion, plans to reduce costs and improve efficiency and financial guidance. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filings made with the Securities and Exchange Commission on Forms 10-K and 10-Q. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact:
Leigh Salvo
(415) 937-5404
investors@irhythmtech.com

Media Contact:
Morgan Mathis
310-528-6306
irhythm@highwirepr.com

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share data)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$138,872	$88,628
Short-term investments	116,792	246,589
Accounts receivable, net	63,423	29,932
Inventory	9,261	5,313
Prepaid expenses and other current assets	7,219	7,363
Total current assets	335,567	377,825
Property and equipment, net	47,086	34,247
Operating lease right-of-use assets	87,533	84,714
Goodwill	862	862
Other assets	14,176	14,091
Total assets	$485,224	$511,739
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,945	$4,365
Accrued liabilities	42,598	40,532
Deferred revenue	2,507	930
Debt, current portion	11,667	11,667
Operating lease liabilities, current portion	7,301	8,171
Total current liabilities	73,018	65,665
Debt, noncurrent portion	15,515	21,339
Operating lease liabilities, noncurrent portion	87,984	81,293
Other noncurrent liabilities	2,265	1,830
Total liabilities	178,782	170,127
Stockholders’ equity:
Preferred stock	—	—
Common stock	27	27
Additional paid-in capital	656,231	646,258
Accumulated other comprehensive income	7	11
Accumulated deficit	(349,823)	(304,684)
Total stockholders’ equity	306,442	341,612
Total liabilities and stockholders’ equity	$485,224	$511,739

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue, net	$81,278	$50,878	$155,589	$114,413
Cost of revenue	25,995	15,484	49,453	31,547
Gross profit	55,283	35,394	106,136	82,866
Operating expenses:
Research and development	9,606	12,542	18,116	20,957
Selling, general and administrative	62,669	43,014	132,482	91,244
Total operating expenses	72,275	55,556	150,598	112,201
Loss from operations	(16,992)	(20,162)	(44,462)	(29,335)
Interest expense	(307)	(381)	(642)	(761)
Other income, net	55	237	179	742
Loss before income taxes	(17,244)	(20,306)	(44,925)	(29,354)
Income tax provision	116	131	214	148
Net loss	$(17,360)	$(20,437)	$(45,139)	$(29,502)
Net loss per common share, basic and diluted	$(0.59)	$(0.75)	$(1.54)	$(1.09)
Weighted-average shares, basic and diluted	29,318,894	27,176,601	29,242,089	27,008,236

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Reconciliation of Net Loss to Adjusted EBITDA
(Unaudited)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss	$(17,360)	$(20,437)	$(45,139)	$(29,502)
Income tax provision	116	131	214	148
Depreciation and Amortization	2,153	1,669	4,189	3,220
Interest expense	247	257	494	60
Stock-based compensation	10,260	9,768	30,490	10,073
Adjusted EBITDA	$(4,584)	$(8,612)	$(9,752)	$(16,001)